INVESTMENT SUB-ADVISORY AGREEMENT

AGREEMENT MADE THIS 1st day of January, 2011, by and between Nuveen Fund Advisors, Inc., a Delaware corporation and a registered investment adviser (“Manager”), and Nuveen Asset Management, LLC, a Delaware limited liability company and a registered investment adviser (“Sub-Adviser”).

WHEREAS, Manager is the investment manager for the Funds listed on Schedule A hereto (the “Funds”), each a series of First American Investment Funds, Inc. (the “Company”), an open-end management investment company registered under the Investment Company Act of 1940, as amended (“1940 Act”); and

WHEREAS, Manager desires to retain Sub-Adviser as its agent to furnish investment advisory services for each Fund, upon the terms and conditions hereafter set forth;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1. Appointment. Manager hereby appoints Sub-Adviser to provide certain sub-investment advisory services with respect to the portion of each Fund’s portfolio allocated by Manager to Sub-Adviser for the period and on the terms set forth in this Agreement. Sub-Adviser accepts such appointments and agrees to furnish the services herein set forth for the compensation herein provided.

2. Services to be Performed. Subject always to the supervision of Manager and the Company’s Board of Directors (the “Board”), Sub-Adviser will furnish an investment program in respect of, make investment decisions for, and place all orders for the purchase and sale of securities for the portion of each Fund’s investment portfolio allocated by Manager to Sub-Adviser. In the performance of its duties, Sub-Adviser will satisfy its fiduciary duties to the Company, will monitor each Fund’s investments, and will comply with the provisions of the Company’s Articles of Incorporation and By-laws, each as amended from time to time (the “Charter Documents”), and the stated investment objectives, policies and restrictions of each Fund. Manager will provide Sub-Adviser with current copies of the Charter Documents, each Fund’s prospectus and Statement of Additional Information and any amendments thereto, and any objectives, policies or restrictions not appearing therein as they may be relevant to Sub-Adviser’s performance under this Agreement. Sub-Adviser and Manager will each make its officers and employees available to the other from time to time at reasonable times to review investment policies of each Fund and to consult with each other regarding the investment affairs of each Fund. Sub-Adviser will report to Manager and the Board with respect to the implementation of its investment program for each Fund.

Sub-Adviser is authorized to select the brokers or dealers that will execute the purchases and sales of portfolio securities for each Fund, and is directed to use its best efforts to obtain best execution, which includes most favorable net results and execution of each Fund’s orders, taking into account all appropriate factors, including price, dealer spread or commission, size and difficulty of the transaction and research or other services provided. It is understood that Sub-

Adviser will not be deemed to have acted unlawfully, or to have breached a fiduciary duty to the Company or the Funds, or be in breach of any obligation owing to the Company or the Funds under this Agreement, or otherwise, solely by reason of its having caused a Fund to pay a member of a securities exchange, a broker or a dealer a commission for effecting a securities transaction for the Fund in excess of the amount of commission another member of an exchange, broker or dealer would have charged if Sub-Adviser determined in good faith that the commission paid was reasonable in relation to the brokerage or research services provided by such member, broker or dealer, viewed in terms of that particular transaction or Sub-Adviser’s overall responsibilities with respect to its accounts, including the Funds, as to which it exercises investment discretion. In addition, if in the judgment of Sub-Adviser, a Fund would be benefited by supplemental services, Sub-Adviser is authorized to pay spreads or commissions to brokers or dealers furnishing such services in excess of spreads or commissions which another broker or dealer may charge for the same transaction, provided that Sub-Adviser determines in good faith that the commission or spread paid is reasonable in relation to the services provided. Sub-Adviser will properly communicate to the officers and directors of the Company such information relating to transactions for each Fund as they may reasonably request. In no instance will portfolio securities be purchased from or sold to Manager, Sub-Adviser or any affiliated person of the Company, Manager or Sub-Adviser, except as may be permitted under the 1940 Act, and under no circumstances will Sub-Adviser select brokers or dealers for Fund transactions on the basis of Fund share sales by such brokers or dealers.

Sub-Adviser further agrees that it:

(a)	will use the same degree of skill and care in providing such services as it uses in providing services to fiduciary accounts for which it has investment responsibilities;

(b)	will conform to all applicable Rules and Regulations of the Securities and Exchange Commission in all material respects and in addition will conduct its activities under this Agreement in accordance with any applicable regulations of any governmental authority pertaining to its investment advisory activities;

(c)	will report regularly to Manager and the Board and will make appropriate persons available for the purpose of reviewing with representatives of Manager and the Board on a regular basis at reasonable times the management of the Funds, including, without limitation, review of the general investment strategies of the Funds, the performance of the Funds in relation to standard industry indices and general conditions affecting the marketplace, and will provide various other reports from time to time as reasonably requested by Manager;

(d)	will prepare such books and records with respect to each Fund’s securities transactions as requested by Manager and will furnish Manager and the Board such periodic and special reports as Manager or the Board may reasonably request; and

(e)	will monitor the pricing of portfolio securities, and events relating to the issuers of those securities and the markets in which the securities trade in the ordinary course of managing the portfolio securities of the Funds, and will notify Manager promptly of any issuer-specific or market events or other situations that occur (particularly those that may occur after the close of a foreign market in which the securities may primarily trade but before the time at which the Funds’ securities are priced on a given day) that may materially impact the pricing of one or more securities in Sub-Adviser’s portion of the portfolio. In addition, upon the request of Manager, Sub-Adviser will assist Manager in evaluating the impact that such an event may have on the net asset value of the Funds and in determining a recommended fair value of the affected security or securities. Sub-Adviser shall not be liable for any valuation determined or adopted by the Funds, the Funds’ custodian and/or portfolio accounting agent, as contemplated in this Agreement, unless such determination is made based upon information provided by Sub-Adviser that is materially incorrect or incomplete as a result of Sub-Adviser’s gross negligence.

3. Expenses. During the term of this Agreement, Sub-Adviser will pay all expenses incurred by it in connection with its activities under this Agreement other than the cost of securities (including brokerage commission, if any) purchased for each Fund.

4. Compensation. For the services provided and the expenses assumed pursuant to this Agreement, Manager will pay Sub-Adviser, and Sub-Adviser agrees to accept as full compensation therefor, a portfolio management fee for each Fund equal to a percentage (as set forth on Schedule A) of the remainder of (a) the investment management fee payable by each Fund to Manager based on average daily net assets pursuant to the Management Agreement between Manager and the Company, less (b) any management fees, expenses, supermarket fees and alliance fees waived, reimbursed or paid by Manager in respect of each Fund.

The management fee shall accrue on each calendar day, and shall be payable monthly on the second business day of the next succeeding calendar month. The daily fee accrual shall be computed by multiplying the fraction of one divided by the number of days in the calendar year by the applicable annual rate of fee, and multiplying this product by the net assets of each Fund, determined in the manner established by the Board, as of the close of business on the last preceding business day on which each Fund’s net asset value was determined.

For the month and year in which this Agreement becomes effective or terminates, there shall be an appropriate proration on the basis of the number of days that the Agreement is in effect during the month and year, respectively.

5. Services to Others. Manager understands, and has advised the Board, that Sub-Adviser now acts, or may in the future act, as an investment adviser to fiduciary and other managed accounts, and as investment adviser or sub-investment adviser to other investment companies that are not series of the Company, provided that whenever each Fund and one or more other investment advisory clients of Sub-Adviser have available funds for investment, investments suitable and appropriate for each will be allocated in a manner believed by Sub-

Adviser to be equitable to each. Manager recognizes, and has advised the Board, that in some cases this procedure may adversely affect the size of the position that each Fund may obtain in a particular security. It is further agreed that, on occasions when Sub-Adviser deems the purchase or sale of a security to be in the best interests of each Fund as well as other accounts, it may, to the extent permitted by applicable law, but will not be obligated to, aggregate the securities to be so sold or purchased for each Fund with those to be sold or purchased for other accounts in order to obtain favorable execution and lower brokerage commissions. In addition, Manager understands, and has advised the Board, that the persons employed by Sub-Adviser to assist in Sub-Adviser’s duties under this Agreement will not devote their full such efforts and service to the Funds. It is also agreed that Sub-Adviser may use any supplemental research obtained for the benefit of the Funds in providing investment advice to its other investment advisory accounts or for managing its own accounts.

6. Limitation of Liability. Manager will not take any action against Sub-Adviser to hold Sub-Adviser liable for any error of judgment or mistake of law or for any loss suffered by a Fund in connection with the performance of Sub-Adviser’s duties under this Agreement, except for a loss resulting from Sub-Adviser’s willful misfeasance, bad faith, or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement.

7. Term; Termination; Amendment. As to each Fund, this Agreement shall become effective and shall run for an initial period as specified for each Fund in Schedule A hereto. This Agreement shall continue in force from year to year thereafter with respect to each Fund, but only as long as such continuance is specifically approved for each Fund at least annually in the manner required by the 1940 Act and the rules and regulations thereunder; provided, however, that if the continuation of this Agreement is not approved for each Fund, Sub-Adviser may continue to serve in such capacity for each Fund in the manner and to the extent permitted by the 1940 Act and the rules and regulations thereunder.

This Agreement shall automatically terminate in the event of its assignment and may be terminated at any time without the payment of any penalty by either party on sixty (60) days’ written notice to Sub-Adviser. This Agreement may also be terminated by the Company with respect to a Fund by action of the Board or by a vote of a majority of the outstanding voting securities of such Fund on sixty (60) days’ written notice to Sub-Adviser by the Company.

This Agreement may be terminated with respect to each Fund at any time without the payment of any penalty by Manager or the Board or by vote of a majority of the outstanding voting securities of each Fund in the event that it shall have been established by a court of competent jurisdiction that Sub-Adviser or any officer or director of Sub-Adviser has taken any action which results in a breach of the covenants of Sub-Adviser set forth herein.

The terms “assignment” and “vote of a majority of the outstanding voting securities” shall have the meanings set forth in the 1940 Act and the rules and regulations thereunder.

Termination of this Agreement shall not affect the right of Sub-Adviser to receive payments on any unpaid balance of the compensation described in Section 4 earned prior to such termination. This Agreement shall automatically terminate in the event the Management Agreement between Manager and the Company is terminated, assigned or not renewed.

8. Notice. Any notice under this Agreement shall be in writing, addressed and delivered or mailed, postage prepaid, to the other party as set forth below:

If to Manager:	If to Sub-Adviser:

Nuveen Fund Advisors, Inc.	Nuveen Asset Management, LLC
333 West Wacker Drive	333 West Wacker Drive
Chicago, Illinois 60606	Chicago, Illinois 60606
Attention: Kevin J. McCarthy	Attention: William T. Huffman

With a copy to:

Nuveen Investments, Inc.
333 West Wacker Drive
Chicago, Illinois 60606
Attention: General Counsel

or such address as such party may designate for the receipt of such notice.

9. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement is held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will not be affected thereby. This Agreement will be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

10. Applicable Law. This Agreement shall be construed in accordance with applicable federal law and the laws of the State of Illinois.

IN WITNESS WHEREOF, Manager and Sub-Adviser have caused this Agreement to be executed as of the day and year first above written.

NUVEEN FUND ADVISORS, INC.,	NUVEEN ASSET MANAGEMENT, LLC,
a Delaware corporation	a Delaware limited liability company

By:	/s/ Kevin McCarthy	By:	/s/ Kathleen Prudhomme

Title:	Managing Director	Title:	Managing Director

INVESTMENT SUB-ADVISORY AGREEMENT

SCHEDULE A

Fund	Effective Date	Period End	Compensation Percentage

Nuveen California Tax Free Fund	1/1/2011	12/31/2012	38.4615%
Nuveen Colorado Tax Free Fund	1/1/2011	12/31/2012	38.4615%
Nuveen Core Bond Fund	1/1/2011	12/31/2012	38.4615%
Nuveen Equity Income Fund	1/1/2011	12/31/2012	50.0000%
Nuveen Equity Index Fund	1/1/2011	12/31/2012	33.3333%
Nuveen Global Infrastructure Fund	1/1/2011	12/31/2012	57.8947%
Nuveen High Income Bond Fund	1/1/2011	12/31/2012	50.0000%
Nuveen Inflation Protected Securities Fund	1/1/2011	12/31/2012	38.4615%
Nuveen Intermediate Government Bond Fund	1/1/2011	12/31/2012	38.4615%
Nuveen Intermediate Tax Free Fund	1/1/2011	12/31/2012	41.6667%
Nuveen Intermediate Term Bond Fund	1/1/2011	12/31/2012	38.4615%
Nuveen International Fund	1/1/2011	12/31/2012	30.0000%
Nuveen International Select Fund	1/1/2011	12/31/2012	30.0000%
Nuveen Large Cap Growth Opportunities Fund	1/1/2011	12/31/2012	47.0588%
Nuveen Large Cap Select Fund	1/1/2011	12/31/2012	53.3333%
Nuveen Large Cap Value Fund	1/1/2011	12/31/2012	53.3333%
Nuveen Mid Cap Growth Opportunities Fund	1/1/2011	12/31/2012	55.5556%
Nuveen Mid Cap Index Fund	1/1/2011	12/31/2012	28.5714%
Nuveen Mid Cap Select Fund	1/1/2011	12/31/2012	55.5556%
Nuveen Mid Cap Value Fund	1/1/2011	12/31/2012	55.5556%
Nuveen Minnesota Intermediate Municipal Bond Fund	1/1/2011	12/31/2012	45.4545%
Nuveen Minnesota Municipal Bond Fund	1/1/2011	12/31/2012	45.4545%
Nuveen Missouri Tax Free Fund	1/1/2011	12/31/2012	38.4615%
Nuveen Nebraska Municipal Bond Fund	1/1/2011	12/31/2012	45.4545%
Nuveen Ohio Tax Free Fund	1/1/2011	12/31/2012	38.4615%
Nuveen Oregon Intermediate Municipal Bond Fund	1/1/2011	12/31/2012	45.4545%
Nuveen Quantitative Large Cap Core Fund	1/1/2011	12/31/2012	50.0000%
Nuveen Real Estate Securities Fund	1/1/2011	12/31/2012	50.0000%
Nuveen Short Tax Free Fund	1/1/2011	12/31/2012	44.4444%
Nuveen Short Term Bond Fund	1/1/2011	12/31/2012	40.0000%
Nuveen Small Cap Growth Opportunities Fund	1/1/2011	12/31/2012	50.0000%
Nuveen Small Cap Index Fund	1/1/2011	12/31/2012	42.8571%
Nuveen Small Cap Select Fund	1/1/2011	12/31/2012	55.5556%
Nuveen Small Cap Value Fund	1/1/2011	12/31/2012	55.5556%
Nuveen Tactical Market Opportunities Fund	1/1/2011	12/31/2012	50.0000%
Nuveen Tax Free Fund	1/1/2011	12/31/2012	41.6667%
Nuveen Total Return Bond Fund	1/1/2011	12/31/2012	46.1538%